EXHIBIT 99.1

[POWELL GRAPHIC]	Press Release

FOR IMMEDIATE RELEASE	Contacts:	Don R. Madison, CFO Powell Industries, Inc. 713-947-4422

Ken Dennard / ksdennard@drg-l.com Karen Roan / kcroan@drg-l.com DRG&L / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2011
THIRD QUARTER RESULTS
Company reports orders of $198 million and backlog of $491 million
HOUSTON — AUGUST 2, 2011 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2011 third quarter ending June 30, 2011.
Revenues for the third quarter of fiscal 2011 were $142.1 million compared to revenues of $138.9 million for the third quarter of fiscal 2010. Net income for the third quarter was $1.7 million, or $0.14 per diluted share, compared to net income of $10.3 million, or $0.88 per diluted share, in the third quarter of fiscal 2010.
Patrick L. McDonald, President and Chief Executive Officer, stated, “We had another strong order input quarter. We are beginning to see some market stabilization in the oil and gas sector; however, most of the activity continues to occur outside the U.S. Other than oil and gas, markets in which we compete continue to be soft, especially those tied to municipal funding.
“Based on our near term orders in backlog and with delivery schedules firming, we have begun hiring and training people, preparing them for a near term rise in our business. We expect our revenues and profits to begin improving between now and the end of the fiscal year.”
New orders placed during the third quarter of fiscal 2011 totaled $198 million compared to $217 million in the second quarter of fiscal 2011 and compared to $136 million in the third quarter of fiscal 2010. The Company’s backlog as of June 30, 2011 was $491 million compared to $437 million as of March 31, 2011 and compared to $310 million at the end of last year’s third quarter.

OUTLOOK
The following statements are based on the current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.
Based on its backlog and current business conditions, Powell Industries expects full year fiscal 2011 revenues to range between $545 million and $570 million and full year fiscal 2011 earnings to range between $1.05 and $1.15 per diluted share.
CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, August 3, 2011 at 11:00 a.m. eastern time. To participate in the conference call, please dial 480-629-9645 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 10, 2011. To access the replay, dial 303-590-3030 using a passcode of 4453437#. Investors may also listen to the conference call live over the Internet by visiting http://www.powellind.com. An archive of the web cast will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

     POWELL INDUSTRIES, INC. & SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$142,135	$138,880	$392,407	$416,931
Cost of goods sold	118,637	100,636	317,401	304,337

Gross profit	23,498	38,244	75,006	112,594
Selling, general and administrative expenses	19,410	21,084	61,876	62,821
Amortization of intangible assets	1,237	1,132	3,658	3,193

Operating income	2,851	16,028	9,472	46,580
Other income	—	—	(1,229)	—
Interest expense	88	228	296	638
Interest income	(66)	(49)	(173)	(206)

Income before income taxes	2,829	15,849	10,578	46,148
Income tax provision	1,122	5,530	3,940	16,199

Net income	1,707	10,319	6,638	29,949
Net income attributable to noncontrolling interest	—	(33)	—	(159)

Net income attributable to Powell Industries, Inc.	$1,707	$10,286	$6,638	$29,790

Earnings per share attributable to Powell Industries, Inc.:
Basic	$0.15	$0.89	$0.57	$2.59

Diluted	$0.14	$0.88	$0.56	$2.56

Weighted average shares:
Basic	11,740	11,556	11,730	11,518

Diluted	11,812	11,679	11,806	11,648

SELECTED FINANCIAL DATA:
Capital Expenditures	$1,405	$2,001	$4,072	$3,461

Depreciation and amortization	$4,005	$3,628	$11,498	$9,997

     POWELL INDUSTRIES, INC. & SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	June 30,	September 30,
	2011	2010
(In thousands)	(Unaudited)	(Unaudited)
Assets:
Current assets	$346,714	$302,191
Property, plant and equipment (net)	59,874	63,676
Other assets	33,194	34,845

Total assets	$439,782	$400,712

Liabilities & equity:
Current liabilities	$144,155	$114,746
Long-term debt and capital lease	4,387	5,202
obligations, net of current maturities Deferred and other long-term liabilities	4,163	3,461
Stockholders’ equity	287,077	277,303

Total liabilities and equity	$439,782	$400,712

     POWELL INDUSTRIES, INC. & SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$135,191	$129,396	$371,397	$390,926
Process Control Systems	6,944	9,484	21,010	26,005

Total revenues	$142,135	$138,880	$392,407	$416,931

Income before income taxes:
Electrical Power Products	$2,689	$14,939	$10,968	$43,107
Process Control Systems	140	910	(390)	3,041

Total income before income taxes.	$2,829	$15,849	$10,578	$46,148

	June 30,	September 30,
	2011	2010
(In thousands)	(Unaudited)
Identifiable tangible assets:
Electrical Power Products	$246,161	$230,111
Process Control Systems	9,693	9,617
Corporate	159,716	133,635

Total identifiable tangible assets	$415,570	$373,363

Backlog:
Electrical Power Products	$440,265	$245,433
Process Control Systems	51,180	36,870

Total backlog	$491,445	$282,303

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